                                                                      EXHIBIT 21

                           Significant Subsidiaries

                                       Name                                             Jurisdiction
    1.  Andean Silver Corporation                                            Cayman Islands
    2.  Apex Asia LDC                                                        Cayman Islands
    3.  Apex Metals Ltd.                                                     Cayman Islands
    4.  Apex Partners LDC                                                    Cayman Islands
    5.  Apex Silver Mines Corporation                                        Delaware, USA
    6.  Apex Silver Mines                                                    Cayman Islands
    7.  ASC Boliva LDC                                                       Cayman Islands
    8.  ASC Partners LDC                                                     Cayman Islands
    9.  ASC Peru LDC                                                         Cayman Islands
   10.  `Asgadmongu' Company Ltd.                                            Mongolia
   11.  ASM Holdings Limited                                                 Cayman Islands
   12.  Compania Minerales de Zacatecas, S. de R.L. de C.V.                  Mexico
   13.  Cordilleras Silver Mines (Cayman) LDC                                Cayman Islands
   14.  Cordilleras Silver Mines Ltd.                                        Bahamas
   15.  `JSC' Kumushtak                                                      Kyrgyzstan
   16.  Kumushtak Management Company                                         Kyrgyzstan
   17.  Minera Largo, S. de R.L. de C.V.                                     Mexico
   18.  Minera de Cordilleras (Honduras), S. de R.L.                         Honduras
   19.  Minera de Cordilleras, S. de R.L. de C.V.                            Mexico